                                                                    EXHIBIT 5.1

                                     August 12, 1997

CommNet Cellular Inc. 8350 East Crescent Parkway, Suite 400 Englewood, Colorado 80111

  Re: Registration Statement on Form S-4 Covering 588,611 Shares of Common
      Stock of
    CommNet Cellular Inc.

Ladies and Gentlemen:

  I am General Counsel for CommNet Cellular Inc., a Colorado corporation (the "Company"), and in such capacity have examined the Company's Registration Statement on Form S-4 (the "Registration Statement"), being filed with the Securities and Exchange Commission (the "Commission") relating to the proposed merger of AV Acquisition Corp., a Delaware corporation, with and into the Company (the "Merger") pursuant to the Agreement and Plan of Merger between such parties dated as of May 27, 1997 (the "Merger Agreement"). Pursuant to the Merger, existing shareholders of the Company will retain 588,611 shares of the Company's Common Stock, par value $.001 per share (the "Shares"), on the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

  I am familiar with the proceedings undertaken by the Company in connection with the authorization of the Registration Statement and the authorization, issuance and sale of the Shares. Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.

  Based upon the foregoing, I am of the opinion that the Shares to be retained in the manner and on the terms described in the Registration Statement and the Merger Agreement have been or, if issued after the date hereof pursuant to outstanding options, will, upon issuance, delivery and payment therefor, be, duly authorized, validly issued, fully paid, and nonassessable.

  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "LEGAL COUNSEL" in the Proxy Statement/Prospectus included in the Registration Statement.

                                          Very truly yours,
                                          /s/ Amy M. Shapiro
                                          -------------------------------------